Exhibit 10.1

Portillo's Hot Dogs, LLC • 200 l Spring Road, Suite 400, Oak Brook, IL 60523-3930 • (630) 954-3773 • Fax (630) 954-5851• www.portillos.com

August 10, 2020

Derrick Pratt

Via email: derrick.pratt@hotmail.com

Dear Derrick:

Portillo's Hot Dogs, LLC is delighted to make a contingent offer to you for the position of SVP, Restaurants, reporting directly to Michael Osanloo, CEO. We value your experience and believe your expertise will help us drive our strategic restaurant people development, restaurant sales and other priorities, allowing us to reach our overall strategic goals.

Your starting date is set as September 14, 2020. We understand that you will be selling your home and relocating your family, so abundant flexibility is available while you attend to these issues. We will coordinate a suitable schedule with you for time in the restaurants, Restaurant Support Center, to meet the Senior Team and your direct reports to ensure alignment with Portillo's strategic goals and your success.

The starting salary is $400,000.00 per year and is paid on a bi-weekly basis. You will also be eligible to participate in a discretionary annual bonus program at 50% of your base salary. Since you will be starting during the 2020 fiscal year, your 2020 bonus payout will be a fixed amount of $50,000.00. Bonus payments are generally paid on or around April 1 for performance in the prior year. Direct deposit is available for paychecks, and we highly encourage all employees to use it. You will receive a Sign-on Bonus to assist you in covering costs you will incur to relocate in the net amount of $85,000. In addition, you will receive a Retention Bonus of $150,000 (gross) payable $100,000.00 on January 15, 2021 and $50,000 on July 15, 2021. Should your employment be terminated by Portillo' s for Cause or if you voluntary resign within 1 year of your starting date, you will be required to repay Portillo's Hot Dogs, LLC the full amount of the Sign-on Bonus and Retention Bonus. Should your employment be terminated by Portillo's for Cause or if you voluntary resign after the first year but prior to the second anniversary of your start date, you will be required to repay Portillo's Hot Dogs, LLC one-half of the Sign-on Bonus and Retention Bonus. All repayment requirements will be based on the gross payment amount of your Sign-on Bonus and Retention Bonus and not the net amount and shall be made within ten (10) business days of termination.

Your position is also eligible to participate in the executive stock option program. Your position will be eligible for a grant of 900,000 options, (split evenly between Time and Time/Performance Options) subject to final approval by the Board of Managers. Full family medical, dental, and vision coverage are offered through our company's employee benefit plan and is effective after a 60-day waiting period, with 100% payment of the premium equivalent by the Company, so long as such full payment is permitted by law. In the event you are currently covered under a health plan and intend to exercise your COBRA rights during the waiting period, Portillo's will pay that cost on your behalf until your waiting period is met. In addition, you will be provided with a Company car. Those arrangements will be completed once you have started your position.

Pratt

Portillo's offers a paid vacation plan. You will receive 4 weeks' vacation, to be accrued on a pro rated monthly basis. Eligibility for the company 401K retirement plan begins after 90 days of employment. In addition, we offer a non-qualified deferred compensation plan for our highly compensated employees. You will be eligible for participation in this plan in 2021.

This is an offer of employment only and should not be construed as an employment contract. Your employment with the company is contingent upon your execution and return of the Confidentiality, Work for Hire and Non-Solicitation Agreement, attached.

I am excited to have you join our Portillo's family and know that you will live our values of family, greatness, energy and fun! Please feel free to contact me via email jwaite@portillo's.com or my cell phone (925) 822-7040 with any questions.

If you choose to accept this contingent job offer, please sign below and return it to me at your earliest convenience.

We look forward to welcoming you to the Portillo's team.

Sincerely,

Jill Waite, CHRO
Portillo's Hot Dogs LLC

I hereby accept the contingent offer as SVP, Restaurants

/s/ Derrick Pratt
Signature – Derrick Pratt

August 13, 2020
Date